Exhibit 99.3

Independent Auditors’ Report

The Members

Vacasa Holdings LLC:

We have audited the accompanying consolidated financial statements of Vacasa Holdings LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2020, and the related consolidated statements of operations and comprehensive loss, cash flows, and changes in redeemable convertible preferred units and members’ deficit for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vacasa Holdings LLC and its subsidiaries as of December 31, 2019 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boise, Idaho

May 12, 2021

Vacasa Holdings LLC

Consolidated Balance Sheets

(in thousands, except unit data)

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$144,205	$218,484	$290,282
Restricted cash	65,284	72,528	135,149
Accounts receivable, net	19,486	10,161	13,140
Prepaid expenses and other current assets	13,409	10,191	14,994
Total current assets	242,384	311,364	453,565
Property and equipment, net	71,327	65,087	62,617
Intangibles, net	92,794	77,426	87,159
Goodwill	115,914	121,487	125,963
Other long-term assets	21,883	11,888	11,807
Total assets	$544,302	$587,252	$741,111
Liabilities, Redeemable Convertible Preferred Units, and Members' Deficit
Current liabilities:
Accounts payable	$19,125	$15,648	$28,859
Funds payable to owners	107,657	92,707	185,905
Hospitality and sales taxes payable	16,339	20,721	40,816
Deferred revenue	58,862	49,992	118,533
Future stay credits	—	35,140	26,496
Accrued expenses and other current liabilities	39,319	44,022	57,261
Total current liabilities	241,302	258,230	457,870
Long-term debt, net of current portion	782	111,689	113,617
Other long-term liabilities	22,328	22,204	23,185
Total liabilities	$264,412	$392,123	$594,672
Commitments and contingencies (Note 12)
Redeemable convertible preferred units; units authorized of 294,616,251 as of December 31, 2019 and 744,886,638 as of December 31, 2020 and March 31, 2021 (unaudited), respectively; units issued and outstanding of 264,310,388 as of December 31, 2019 and 267,688,054 as of December 31, 2020 and March 31, 2021 (unaudited), respectively; aggregate liquidation preference of $544,773, $572,011, and $579,161 as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively	565,005	771,979	1,198,080
Members' deficit:
Common units; no par value, units authorized of 500,890,000 as of December 31, 2019 and 3,250,000,000 as of December 31, 2020, and March 31, 2021 (unaudited), respectively; 176,824,152 common units issued as of December 31, 2019 and 2020, and 176,889,152 common units issued as of March 31, 2021 (unaudited), respectively	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(285,669)	(577,091)	(1,051,577)
Accumulated other comprehensive income (loss)	554	241	(64)
Total members' deficit	(285,115)	(576,850)	(1,051,641)
Total liabilities, redeemable convertible preferred units and members' deficit	$544,302	$587,252	$741,111

The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Revenue	$299,281	$491,760	$113,389	$129,418
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	164,466	256,086	62,790	75,626
Operations and support	78,782	116,192	31,400	30,336
Technology and development	16,929	27,030	8,546	7,496
Sales and marketing	70,584	79,971	26,715	25,540
General and administrative	36,289	57,587	12,345	21,423
Depreciation	5,705	15,483	3,610	4,065
Amortization of intangible assets	7,984	18,817	4,781	4,725
Total operating costs and expenses	380,739	571,166	150,187	169,211
Loss from operations	(81,458)	(79,406)	(36,798)	(39,793)
Interest income	1,050	385	335	13
Interest expense	(1,186)	(7,907)	(219)	(2,831)
Other income (expense), net	(3,354)	(5,725)	(333)	(6,721)
Loss before income taxes	(84,948)	(92,653)	(37,015)	(49,332)
Income tax benefit	(76)	(315)	(79)	(39)
Net loss	$(84,872)	$(92,338)	$(36,936)	$(49,293)
Remeasurement of redeemable convertible preferred units	42,186	202,433	(13,439)	426,101
Net loss attributable to common unit holders	$(127,058)	$(294,771)	$(23,497)	$(475,394)

Net loss attributable to common unit holders	$(127,058)	$(294,771)	$(23,497)	$(475,394)
Other comprehensive income (loss):
Foreign currency translation adjustments	$939	$(313)	$245	$(305)
Comprehensive loss	$(126,119)	$(295,084)	$(23,252)	$(475,699)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Cash from operating activities:
Net loss	$(84,872)	$(92,338)	$(36,936)	$(49,293)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bad debt expense	1,272	6,403	943	1,946
Depreciation	5,705	15,483	3,610	4,065
Amortization of intangible assets	7,984	18,817	4,781	4,725
Deferred income taxes	(77)	(556)	(139)	(225)
Other gains and losses	727	(36)	413	(476)
Fair value adjustment on warrant derivative liabilities	931	6,636	(331)	6,638
Loss on debt extinguishment	2,136	—	—	—
Non-cash interest expense	135	5,145	9	1,928
Equity-based compensation expense	69	3,349	—	843
Change in operating assets and liabilities:
Accounts receivable	(7,246)	2,295	784	(4,919)
Prepaid expenses and other assets	(10,836)	13,384	543	(4,714)
Accounts payable	(16,748)	(3,491)	(4,336)	13,212
Funds payable to owners	31,652	(17,250)	(16,598)	89,785
Hospitality and sales taxes payable	1,961	3,952	62	19,339
Deferred revenue and future stay credits	19,386	24,980	12,312	57,874
Accrued expenses and other liabilities	12,365	10,800	2,279	3,382
Net cash provided by (used in) operating activities	(35,456)	(2,427)	(32,604)	144,110
Cash from investing activities:
Purchases of property and equipment	(4,528)	(1,619)	(983)	(626)
Proceeds from sale of property and equipment	2,321	—	—	—
Cash paid for internally developed software	(16,940)	(7,856)	(3,277)	(1,005)
Cash paid for business combinations, net of cash acquired	(115,037)	(3,519)	(1,809)	(3,965)
Other investing activities	(225)	323	—	—
Net cash used in investing activities	(134,409)	(12,671)	(6,069)	(5,596)
Cash from financing activities:
Cash paid for business combinations	(9,131)	(9,461)	(3,572)	(4,046)
Proceeds from issuance of long-term debt	—	115,931	—	—
Payments on long term debt	(5,125)	(10,169)	(25)	—
Proceeds from issuance of preferred units, net of issuance costs	313,038	500	—	—
Other financing activities	—	(339)	(70)	(30)
Net cash provided by (used in) financing activities	298,782	96,462	(3,667)	(4,076)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	12	159	(535)	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	128,929	81,523	(42,875)	134,419
Cash, cash equivalents and restricted cash, beginning of period	80,560	209,489	209,489	291,012
Cash, cash equivalents and restricted cash, end of period	$209,489	$291,012	$166,614	$425,431

Vacasa Holdings LLC

Consolidated Statements of Cash Flows

(in thousands)

Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	37	188	41	31
Cash paid for interest	1,141	1,280	325	177
Issuance of common units for consideration in a business combination	1,172	—	—	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

Vacasa Holdings LLC
Consolidated Statements of Changes in Redeemable Convertible Preferred Units and Members' Deficit
(in thousands, except unit data)

	Redeemable Convertible Preferred Units		Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members' Deficit
	Units	Amount	Units	Amount	Amount	Amount	Amount	Amount
Balance as of December 31, 2018	131,932,428	$209,781	172,597,788	$—	$—	$(385)	$(164,908)	$(165,293)
Cumulative effect from adoption of ASU 2014-09							5,056	5,056
Issuance of Series C redeemable convertible preferred units, net of issuance costs	95,686,490	245,912						—
Issuance of Series C-1 redeemable convertible preferred units, net of issuance costs	27,985,068	50,344						—
Issuance of Series C-2 redeemable convertible preferred units, net of issuance costs	8,706,402	16,782						—
Issuance of common units for consideration in a business combination			4,226,364		1,172			1,172
Equity-based compensation					69			69
Remeasurement of redeemable convertible preferred units		42,186			(1,241)		(40,945)	(42,186)
Foreign currency translation adjustments						939		939
Net Loss							(84,872)	(84,872)
Balance as of December 31, 2019	264,310,388	$565,005	176,824,152	$—	$—	$554	$(285,669)	$(285,115)
Issuance of Series C-1 redeemable convertible preferred units, net of issuance costs	270,387	500						—
Exercise of Series A preferred unit warrant	3,107,279	4,041						—
Equity-based compensation					3,349			3,349
Remeasurement of redeemable convertible preferred units		202,433			(3,349)		(199,084)	(202,433)
Foreign currency translation adjustments						(313)		(313)
Net Loss							(92,338)	(92,338)
Balance as of December 31, 2020	267,688,054	$771,979	176,824,152	$—	$—	$241	$(577,091)	$(576,850)

Vacasa Holdings LLC
Consolidated Statements of Changes in Redeemable Convertible Preferred Units and Members' Deficit
(in thousands, except unit data)

	Redeemable Convertible Preferred Units		Common Units		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Members' Deficit
	Units	Amount	Units	Amount	Amount	Amount	Amount	Amount
Balance as of December 31, 2019	264,310,388	$565,005	176,824,152	$—	$—	$554	$(285,669)	$(285,115)
Remeasurement of redeemable convertible preferred units (unaudited)		(13,439)					13,439	13,439
Foreign currency translation adjustments (unaudited)						245		245
Net Loss (unaudited)							(36,936)	(36,936)
Balance as of March 31, 2020 (unaudited)	264,310,388	$551,566	176,824,152	$—	$—	$799	$(309,166)	$(308,367)

Balance as of December 31, 2020	267,688,054	$771,979	176,824,152	$—	$—	$241	$(577,091)	$(576,850)
Equity-based compensation (unaudited)					843			843
Exercise of equity-based option (unaudited)			65,000	—	65			65
Remeasurement of redeemable convertible preferred units (unaudited)		426,101			(908)		(425,193)	(426,101)
Foreign currency translation adjustments (unaudited)						(305)		(305)
Net Loss (unaudited)							(49,293)	(49,293)
Balance as of March 31, 2021 (unaudited)	267,688,054	$1,198,080	176,889,152	$—	$—	$(64)	$(1,051,577)	$(1,051,641)

The accompanying notes are an integral part of these Consolidated Financial Statements.

Note 1 - Description of Business

Vacasa Holdings LLC and its Subsidiaries (the "Company") operates a vertically-integrated vacation rental platform. Homeowners utilize the Company's technology and services to realize income from their rental assets. Guests from around the world utilize the Company's technology and services to search and book Vacasa-listed properties in destinations throughout North and Central America. The Company collects nightly rent on behalf of homeowners and earns the majority of its revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through the Company’s website or app or through its distribution partners. The Company is headquartered in Portland, Oregon.

Members' liability is limited pursuant to the Delaware Limited Liability Company Act.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Vacasa Holdings LLC and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Intercompany transactions and balances have been eliminated in consolidation for all periods presented.

Reorganization Transaction

The Company began operations in 2009 through its wholly owned subsidiary Vacasa LLC, an Oregon limited liability company. In August 2017, Vacasa LLC was converted to a Delaware limited liability company. On May 20, 2020, Vacasa Holdings LLC, a Delaware limited liability company, was formed. On May 21, 2020, Vacasa LLC, as initial sole member of the Company, pursuant to a Plan of Merger agreement, completed a reorganization of its legal entity structure whereby the existing equity holders of Vacasa LLC, exchanged their ownership interests in Vacasa LLC for proportionate ownership interests in Vacasa Holdings LLC. As a result, Vacasa Holdings LLC became the parent company of Vacasa LLC and its subsidiaries (the "Reorganization"). Prior to the Reorganization, all of the assets and operations of Vacasa Holdings LLC were those of its subsidiary, Vacasa LLC. The Reorganization was accounted for as a transaction between entities under common control, and accordingly, there was no change in the basis of the underlying assets and liabilities. The consolidated financial statements are reflective of the changes that occurred as a result of the Reorganization. Prior to May 21, 2020, the consolidated financial statements of the Company reflect the net assets and operations of Vacasa LLC.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2021 and the consolidated statements of operations and comprehensive loss, cash flows and changes in redeemable convertible preferred units and members' deficit for the three months ended March, 31, 2021 and 2020, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. In management's opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and reflect all adjustments, which include only normal recurring adjustments necessary to state fairly the Company's financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period. The interim financial information for the period ended March 31, 2021 presented herein has been prepared by, and is the responsibility of, management. KPMG LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to this interim financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of sales and expenses during the reporting period. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, the useful lives of property and equipment and intangibles assets, allowance for doubtful accounts, valuation of assets acquired and liabilities assumed in business acquisitions and related contingent consideration, valuation of warrants, valuation of redeemable convertible preferred units, equity-based compensation, and evaluation of recoverability of long-lived assets. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

COVID-19 Impacts

In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported and in March 2020, the World Health Organization characterized COVID-19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. Beginning at the end of the Company's first quarter of 2020, the Company experienced a significant decline in revenue resulting from a decrease in bookings and an increase in cancellations, which in turn impacted nights sold. Due to the impact that the reduction in bookings initially had on its financial condition, $108.1 million of Senior Secured Convertible Notes were issued to provide for liquidity and fund other general corporate initiatives. See additional information as described in Note 9 - Debt. The Company also took steps to mitigate the adverse impacts from the COVID-19 pandemic through cost reduction measures including lower discretionary and overhead spending, as well as temporary employee furloughs, which primarily occurred in the second quarter of fiscal 2020. In May 2020, the Company initiated an internal reorganization and reduction of the its workforce, primarily in North America, resulting in the elimination of approximately 850 positions. The charges recorded as a result of these reductions were $5.0 million, of which $1.5 million was recorded to operations and support, $1.2 million to sales & marketing, $1.1 million to general and administrative expenses, $1.0 million to technology and development, and $0.2 million to cost of revenue in the consolidated statement of operations.

The Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law on March 27, 2020. The Company analyzed the various income tax and non-income tax provisions of the CARES Act based on currently available technical guidance and determined that aside from an impact to the timing of cash flows, there is no material impact to the Company's consolidated financial statements. Specifically, as it relates to the Company, the CARES Act allows for deferred payment of the employer-paid portion of social security taxes through the end of 2020, with 50% due on December 31, 2021 and the remainder due on December 31, 2022. For the year ended December 31, 2020, the Company deferred approximately $7.6 million of the employer-paid portion of social security taxes. As of December 31, 2020 and March 31, 2021 (unaudited), the current portion of $3.8 million is included in accrued expenses and other current liabilities and the non-current portion of $3.8 million is included in other long-term liabilities on the consolidated balance sheets. The Company will continue to assess the effect of the CARES Act and ongoing other government legislation related to the COVID-19 pandemic that may be issued.

The Canada Emergency Wage Subsidy (CEWS) was announced on March 27, 2020. Under this program, qualifying businesses can receive a subsidy for up to 75% of their employees’ wages, subject to certain limitations. For the year ended December 31, 2020 and the three months ended March 31, 2021 (unaudited), the Company received $1.7 million and $0.4 million, respectively, of wage subsidy from the Canadian government as part of the CEWS, which is included in operating costs and expenses in the consolidated statement of operations.

Exit from European and Latin America Operations

In addition to the specific responses to COVID-19 above, in the second half of the year ended December 31, 2020, the Company's management made the decision to realign the Company's business and strategic priorities which resulted in the wind-down of a significant portion of the Company's international operations by December 31, 2020. In connection with the wind-down, the Company recorded restructuring costs of $1.8 million, which primarily consisted of severance costs of $1.3 million and contract termination costs of $0.5 million. Of the total, $1.4 million was recorded to general and administrative expenses, $0.3 million to cost of revenue, and $0.2 million to operations and support in the consolidated statements of operations. While some of these activities are ongoing and are expected to be completed during 2021, the majority of these actions were completed by December 31, 2020. As of December 31, 2020, the Company had accrued restructuring charges related to the internal reorganization and restructuring actions of $2.2 million, primarily consisting of accrued severance included in accrued expenses and other current liabilities on the consolidated balance sheets. As of March 31, 2021 (unaudited), the accrued restructuring charges related to the internal reorganization and restructuring actions were not material.

Segments

Operating segments are defined as components of an entity for which discrete financial information is available and is regularly reviewed by the Chief Operating Decision Maker ("CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company's CODM. The CODM reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that is operates one reportable segment.

The majority of the Company's revenue is earned in the United States. The Company's revenues earned outside of the United States did not exceed 10% of total revenues for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited), respectively. Long-lived assets by geographical location is based on the location of the legal entity that owns the asset. As of December 31, 2020 and March 31, 2021 (unaudited) the majority of the Company's long-lived assets were located in the United States.

Cash, Cash Equivalents and Restricted Cash

Cash includes demand deposits with banks and financial institutions, as well as cash in transit from payment processors. Cash equivalents includes short-term, highly liquid securities, including money market funds and term deposit investments with maturities of 90 days or less when purchased and their carrying values approximate fair value due to their short-term nature. The Company generally places its cash and cash equivalents and investments with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Restricted cash primarily represents payments made by guests in advance of reservations that are required to be held in escrow accounts until the rescission period expires in accordance with U.S. state regulations. The following table reconciles cash, cash equivalents and restricted cash reported on the Company's consolidated balance sheets to the total amount of cash, cash equivalents and restricted cash presented on the consolidated statement of cash flows (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Cash and Cash Equivalents	$144,205	$218,484	$290,282
Restricted Cash	65,284	72,528	135,149
Total	$209,489	$291,012	$425,431

Accounts Receivable, net

Accounts receivable, net primarily represents amounts owed by homeowners for reimbursable expenses incurred by the Company in accordance with the homeowner contract, amounts owed the Company from third-party distribution partners, acting as a merchant of record, for guest stays that have commenced, and amounts owed from the community and homeowner associations for services provided. The allowance for doubtful accounts is estimated based on historical experience, aging of the receivable, the counterparty's ability to pay, condition of general economy and industry, and other factors. The allowance for doubtful accounts reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

As of December 31, 2019, and 2020, and March 31, 2021 (unaudited), the Company's allowance for doubtful accounts was $3.7 million, $8.9 million, and, $9.8 million, respectively. The Company recognized bad debt expense for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited) of $1.3 million, $6.4 million, $0.9 million, and $1.9 million, respectively which was recorded as a component of general and administrative expense in the consolidated statements of operations.

Property and Equipment, net

Property and equipment are stated at cost or at fair value for assets acquired as part of a business combination. Costs of maintenance and repairs that do not improve or extend the useful lives of assets are expensed as incurred.

Property and equipment includes capitalized costs related to the development of the Company’s technology platform, mobile apps, and marketplace. Software development costs related to software developed or modified solely to meet the Company’s internal requirements, with no substantive plans to market such software at the time of development, are capitalized during the application development stage of the project. Costs incurred during the preliminary planning and evaluation stage of the project and during the post implementation operational stage are expensed as incurred. Additionally, the Company capitalizes qualifying costs incurred for upgrades and enhancements that result in additional functionality to existing software. Depreciation of such costs begins when the project milestones are substantially complete and software is ready for its intended use.

Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is recorded as a component of General and administrative expense in the consolidated statements of operations. Gains and losses recorded for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and March 31, 2021 (unaudited) were not material.

Intangible Assets, net

The Company's intangible assets consist primarily of acquired homeowner contracts, databases, photos and property listings, tradenames, noncompete agreements, and other. Intangible assets are recorded at fair value as of the date of acquisition and are amortized on a straight-line basis over an estimated economic life ranging from 1 to 10 years. The Company reviews definite-lived intangible assets for impairment in accordance with its policy for long-lived assets.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group and its eventual disposal when events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved and based on assumptions representative of market participants. Long-lived asset impairments are recorded as a component of General and administrative expenses in the consolidated statement of operations. Long-lived asset impairment losses were not material for the years ended December 31, 2019 and 2020, and the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Business Combinations

In accordance with applicable accounting standards, the Company estimates the fair value of assets acquired and liabilities assumed as of the acquisition date of each business combination. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Management makes certain estimates and assumptions when determining the fair values of assets acquired and liabilities assumed, including intangible assets. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from homeowner contracts, databases, photos and property listings, and trade names, as well as discount rates. At the acquisition date, the Company will also record acquisition related liabilities, if applicable, for any contingent consideration or deferred payments to the seller. Contingent consideration is recorded at fair value on the acquisition date based on Company's expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the contingent consideration liabilities, recorded as a component of accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheets, are remeasured each reporting period after the acquisition date and any changes in the estimated fair value are reflected as gains or losses in general and administrative expense in the consolidated statement of operations. The deferred payments to sellers are recognized on the acquisition date at fair value by calculating the risk adjusted present value of the deferred cash payments to be made to the seller. The deferred payment to seller balances were $14.1 million, $8.9 million, and $10.9 million as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively, which are recorded as a component of accrued expenses and other current liabilities and other long-term liabilities in the consolidated balance sheets based on the expected timing of settlement.

Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Any changes to provisional amounts identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. Transaction costs associated with business combinations are expensed as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. The Company has one reporting unit which the Company tests for impairment on the first day of the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. The Company reviews goodwill for impairment by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment. If it is determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, it is unnecessary to perform a quantitative analysis. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis. There were no impairment charges in any of the periods presented in the consolidated financial statements. Refer to Note 6 - Intangible Assets, Net and Goodwill, for additional information.

Loss Contingencies

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are both probable and can reasonably be estimated. These accruals are adjusted as additional information becomes available or circumstances change.

Leases

The Company accounts for leases under the provisions of Accounting Standards Codification ("ASC)" Topic 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The terms used for the evaluation include renewal option periods in instances in which the exercise of the renewal option can be reasonably assured and failure to exercise such option would result in an economic penalty. Leases are classified as capital leases whenever the terms of the lease substantially transfer all of the risks and rewards of ownership to the lessee. The Company's operating leases pertain to the Company's corporate office locations, field operation locations and vacation properties whereby the Company takes control of a third-party's property during the lease period for purpose of renting the property on a short-term basis.

The Company recognizes rent expense on operating leases on a straight-line basis over the non-cancellable lease term. Operating leases with landlord-funded leasehold improvements are considered tenant allowances and are amortized as a reduction of rent expense over the non-cancellable lease term. Deferred rent liabilities, which are calculated as the difference between contractual lease payments and the straight-line rent expense, are recorded in other long-term liabilities in the consolidated balance sheets.

Fair Value

The Company measures certain assets and liabilities at fair value on a recurring basis based on an expected exit price, which represents the amount that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of certain of the Company’s financial instruments, which include cash equivalents, accounts receivable, net, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair values due to their short maturities.

Related Party Transactions

The Company has certain homeowner contracts with the Company's founder and former Chief Executive Officer ("the Founder"). Revenue recognized related to these agreements was $1.0 million and $1.1 million for the years ended December 31, 2019 and 2020. The Company has certain vacation home lease agreements with the Founder. Rent expense recognized for these arrangements was $0.2 million and $0.0 million for the years ended December 31, 2019 and 2020, respectively.

In fiscal 2019, the Company incurred costs to remodel certain of the vacation homes owned by the Founder and leased by the Company in accordance with the vacation home lease agreements. The Company incurred and billed its Founder $0.7 million for the goods and services provided, which was recorded as a component of Accounts receivable, net in the consolidated balance sheets and repaid in full in fiscal 2020.

On May 21, 2020, the Company issued Senior Secured Convertible Notes with an aggregate principal amount of $108.1 million. The purchasers are existing holders of the Company’s issued and outstanding redeemable convertible preferred units. Refer to Note 9 - Debt for additional information.

On December 3, 2020, the Company sold and issued an aggregate of 270,387 units of Series C-1 preferred units to a certain director of the Company in exchange for gross proceeds of $0.5 million. Refer to Note 11 - Redeemable Convertible Preferred Units and Equity for additional information.

Revenue from Contracts with Customers

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with its Customers. The Company operates a vertically-integrated vacation rental platform. The Company collects nightly rent on behalf of homeowners and earns the majority of its revenue from commissions on rent and from additional reservation-related fees paid by guests when a vacation rental is booked directly through the Company’s website or app or through its distribution partners. The majority of the Company's vacation homes under management are located in the United States. The Company considers both the homeowners and guests to be its customers.

The Company fulfills its obligations to its customers in various ways, depending on the nature of the contract. For all performance obligations, sales taxes are excluded from the transaction price.

Vacation Rental Platform

Under the Company's homeowner contracts, the Company acts as the sole and exclusive agent on the homeowners' behalf to perform an integrated agency service that consists of a) acting as the vacation home letting agent and direct intermediary between the homeowner and the guest, b) performing routine care of the vacation property during the stay and upon guest departure, c) 24/7 contact center support for guests and homeowners as well as local operations support, and d) performing inspections, routine maintenance, minor repairs, and inventory management of required supplies of the property. The integrated agency service provided to homeowners represents a single distinct performance obligation.

The Company markets homes on its platform directly on vacasa.com and its guest app, and via its third-party distribution partners. Upon confirmation of a vacation home booking by a guest, the Company, on behalf of a homeowner, agrees to provide use of the vacation home for a specified period of time. At the time of booking, the guest agrees to pay the total booking value which is comprised of the nightly reservation rate, other reservation-related fees, and applicable sales taxes. The transaction price under the homeowner contracts represents variable consideration as the amount to which the Company is entitled depends on the total amount collected for each reservation. The uncertainty associated with the transaction price is generally resolved upon the booking, subject to estimates for cancellations and refunds. In accordance with the Company's homeowner contracts, the Company earns commission revenue for a portion of the nightly rate and the other reservation-related fees for the integrated agency and guest services rendered.

The total booking value is generally due prior to the commencement of the reservation. The total booking value collected in advance of the reservation is recorded on the balance sheets as funds payable to owners, hospitality and sales taxes payable and deferred revenue in the amount obligated to the homeowner, the taxing authority, and the Company, respectively.

While the guest primarily interacts with the Company as part of the booking process, the homeowner is primarily responsible for fulfilling the promise to the guest, and as a result, the Company recognizes commission revenue net of the amount due to the homeowner under the contract. The performance obligation to provide the integrated agency services and guest services meets the criteria for recognition over time as the homeowner and guest simultaneously receive and consume the benefits from the services. The Company recognizes revenue for these services over the duration of each guest stay. The Company primarily remits payments to the homeowners for the portion of the total booking value obligated to the homeowner for completed guest stays on a monthly basis, except in certain regulated markets in which a portion of the amount obligated to the homeowner is paid in advance.

In the event a booked reservation is cancelled, we may offer a refund or a future stay credit up to the value of the booked reservation. Future stay credits are recognized as a liability on our consolidated balance sheets. In certain instances, the Company may also offer a refund related to a completed stay. The Company accounts for these refunds as variable consideration, which results in a reduction to revenue. The estimate for variable consideration was not material for any of the periods presented.

In addition to providing the integrated agency services under the homeowner contract, the Company may also provide home care solutions directly to the homeowner, such as home maintenance and improvement services, linen and towel supply programs, supplemental housekeeping services, and other related services, for a separately agreed upon fee. These services may be provided by Company personnel or by third party contractors acting on the Company's behalf. The Company recognizes these revenues on a gross basis as the Company is primarily responsible for providing these goods and services to the customer. These services represent distinct performance obligations provided to the homeowner as our customer. Fees for home care solutions are generally charged on a monthly basis in accordance with the homeowner contract and may be recognized at that point in time or over the duration of the service provided.

Other Services

In addition to providing vacation rental platform services, the Company provides other services including real estate brokerage and management services to community associations. The purpose of these services is to attract and retain homeowners as customers of the Company's vacation rental platform.

Under the real estate brokerage services, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue at a point in time which is upon the closing of a real estate transaction (i.e., purchase or sale of a home). The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and presented as cost of revenue in the consolidated statements of operations.

Under the community association management services, the Company provides common area property management, community governance, and association accounting services to community and homeowner associations in exchange for a management fee and other incrementally billed services. The services represent an individual performance obligation in which the Company has determined its primarily responsible. Revenue is recognized over time as services are rendered for the management fee and incrementally billed services are recognized at a point in time.

Disaggregation of Revenue

A disaggregation of the Company’s revenues by nature of the Company’s performance obligations are as follows (in thousands):

	Years ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Vacation rental platform	$289,720	$454,476	$103,889	$118,213
Other services	9,561	37,284	9,500	11,205
Total	$299,281	$491,760	$113,389	$129,418

Contract Liability Balances

Contract liability balances on the Company’s consolidated balance sheets consist of deferred revenue for amounts collected in advance of a guest-stay, limited to the amount of the booking to which the Company expects to be entitled as revenue. The Company’s deferred revenue balances exclude funds payable to owners and hospitality and sales taxes payable, as those amounts will not result in revenue recognition. Deferred revenue is reduced over the period in which a guest completes a stay and are recognized in revenue. Substantially all of the deferred revenue balances at the end of each fiscal year are expected to be recognized as revenue in the subsequent year.

Costs to Obtain a Contract

The Company capitalizes certain costs it incurs to obtain new homeowner contracts when those costs are expected to be recovered through revenues generated from the contract. Capitalized amounts are amortized on a straight-line basis over the estimated life of the customer through Sales and marketing in the consolidated statement of operations. Costs to obtain a contract capitalized as of December 31, 2019 and December 31, 2020 and March 31, 2021 (unaudited) were $7.0 million, $7.7 million, and $8.0 million, respectively, and were recorded as a component of Prepaid expenses and other current assets and Other long-term assets in the consolidated balance sheets. The amount of amortization recorded for the years ended December 31, 2019 and 2020 and three months ended March 31, 2020 and 2021 (unaudited) was $2.4 million, $3.1 million, $0.7 million, and $0.9 million, respectively.

Cost of Revenue, Exclusive of Depreciation and Amortization

Cost of revenue, exclusive of depreciation and amortization, consists primarily of employee compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, and outside service costs for housekeeping, home maintenance, payment processing fees for merchant fees and chargebacks, laundry expenses, housekeeping supplies, as well as fixed rent payments on certain owner contracts.

Operations and Support

Operations and support costs consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for employees that support our local operations teams in the field. Also included is the cost of contact center customer support, both employees and vendors, and the allocation of facilities and certain corporate costs.

Technology and Development

Technology and development expenses consist primarily of compensation costs, which includes wages, benefits, payroll taxes, and equity-based compensation, for salaried employees and payments to contractors, net of capitalized expenses, engaged in the design, development, maintenance and testing of the Company's platform, including websites, mobile applications, and other products. Costs qualifying for capitalization are recorded as a reduction of our technology and development expenses and are capitalized as internal-use software within property and equipment on the consolidated balance sheets. These assets are depreciated over their estimated useful lives and are reported in depreciation on our consolidated statements of operations. Also included within technology and development are information technology costs to support infrastructure, applications and overall monitoring and security of networks, and other costs including for cloud, licensing and maintenance. Research and development expenses were not material for the years ended December 31, 2019, and 2020, and for the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation costs, which includes wages, sales commissions, benefits, payroll taxes, and equity-based compensation for our sales force and marketing personnel, payments to channel partners for guest reservations, digital and mail-based advertising costs for homeowners, advertising costs for search engine marketing and other digital guest advertising, and brand marketing. The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $8.7 million, $7.3 million, $2.5 million, and $2.9 million, for the years ended December 31, 2019 and 2020, and March 31, 2020 and 2021 (unaudited), respectively.

General and Administrative

General and administrative expenses primarily consist of personnel related compensation costs, including equity-based compensation, for executive management and administrative employees, including finance and accounting, human resources, communications, and legal, as well as general corporate and director and officer insurance. General and administrative costs also include professional services fees, including accounting, legal and consulting expense, rent expense for corporate facilities and storage, office supplies, and travel and entertainment expenses.

Depreciation

Depreciation expense consists of depreciation on capitalized internally developed software costs, furniture and fixtures, buildings and improvements, leasehold improvements, technology software, and computer equipment.

Amortization of Intangible Assets

Amortization of intangible asset expense consists of non-cash amortization expense of the acquired intangible assets, primarily homeowner contracts, which are recognized on a straight-line basis over their estimated useful lives.

Income Taxes

The Company and many of its subsidiaries are limited liability companies taxed as partnerships for which the taxable income or loss is allocated to the members, thus the Company is not subject to income tax. Accordingly, the consolidated financial statements do not include a provision for federal income taxes on the flow-through taxable income or loss from Vacasa Holdings LLC.

Certain of the Company's operating subsidiaries are considered taxable Corporations for U.S. or foreign income tax purposes. Where taxable, the Company accounts for income taxes using the asset and liability method which requires the recognition of deferred tax amounts for the expected future tax consequences of events that have been included in the financial statements and tax carryforwards. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to the year in which the differences are expected to reverse. The deferred tax effect of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefit for which the future realization is not more-likely-than-not based on an evaluation of all available positive and negative evidence.

The tax benefit of uncertain tax position is recognized only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. For those tax positions that meet the more-likely-than-not recognition threshold, the Company recognized the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authorities. The Company recognizes future accrued interest and penalties related to unrecognized tax benefits in income tax expense and in tax related liabilities in the balance sheet.

Foreign Currencies

The Company's reporting currency is the U.S. dollar. Operations in the Company's subsidiaries outside the United States (U.S.) are recorded in the functional currency of each subsidiary which is determined by a review of the environment where each subsidiary primarily generates and expends cash. The results of operations for the Company's foreign subsidiaries outside the United States are translated from functional currencies into U.S. dollars using the weighted average currency rate for the period. Assets and liabilities are translated using the period end exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries are recorded in other comprehensive income (loss).

Recently Adopted Accounting Pronouncements

As an “emerging growth company,” the Jumpstart Our Business Startups Act (the "JOBS Act"), allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the Jumpstart Our Business Startups Act of 2012. The adoption dates discussed below reflect this election.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 replaces most existing revenue recognition guidance in GAAP. In addition, the update requires significant additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The Company adopted the new guidance effective January 1, 2019 using the modified retrospective transition approach applied only to contracts not completed as of the date of adoption. Under the modified retrospective transition approach, periods prior to the adoption date were not adjusted and continue to be reported in accordance with revenue accounting literature in effect during those periods. On adoption, the Company recorded a cumulative effect adjustment, net of income tax effects, that decreased accumulated deficit by $5.1 million for the effects of the amended revenue recognition guidance related to costs to obtain a contract, which are capitalized under the new guidance. The Company is amortizing these costs over a period of 4 years.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” This new guidance removes certain disclosure requirements related to the fair value hierarchy, modifies existing disclosure requirements related to measurement uncertainty and adds new disclosure requirements. The new disclosure requirements include disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements. This new guidance was effective for the Company beginning on January 1, 2020 and did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which has subsequently been amended by ASUs 2018-01, 2018-10, 2018-11, 2018-20, 2019-01, and 2019-10. The guidance requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The Company expects to adopt the standard using the method of adoption that allow the Company to record the cumulative effect of initially applying the guidance at the beginning of the period of adoption. The guidance also includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commenced before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2021, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. While the Company expects adoption of this new standard to materially increase reported assets and liabilities, the Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. This ASU has subsequently been amended by ASUs 2018-19, 2019-04, 2019-05, 2019-10, and 2019-11. The amendments are effective for the Company fiscal years beginning after December 15, 2022, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. This ASU will be effective for the Company for the annual reporting period beginning January 1, 2021. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements, however, it does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. Key changes outlined within the new standard include hybrid tax regimes, intra-period tax allocation exception and interim-period accounting for enacted changes in tax law. Early adoption is permitted, including adoption in any interim period or annual reports for which financial statements have not yet been made available for issuance. The updated guidance will be effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, to the extent the Company remains an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. This ASU will be effective for the Company for the annual reporting period beginning January 1, 2022. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt —Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The updated guidance will be effective for the Company for fiscal years and interim periods within fiscal years beginning after December 15, 2023, to the extent the Company remains an emerging growth company, as defined in the JOBS Act. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently in the process of evaluating the impact of this new guidance on its consolidated financial statements.

Note 3 – Acquisitions

The Company’s growth strategy includes expanding the number of vacation rental properties on its platform through individual additions, portfolio transactions, and strategic acquisitions. While the Company onboards individual vacation rental properties through its direct sales team, the Company engages in portfolio transactions and strategic acquisitions to onboard multiple units in a single transaction. Portfolio and strategic acquisitions are generally accounted for as business combinations. The goodwill resulting from portfolio transactions and strategic acquisitions arises largely from synergies expected from combining the operations of the businesses acquired with the Company's existing operations, as well as from benefits derived from gaining the related assembled workforce.

Fiscal 2021 (Unaudited)

During the three months ended March 31, 2021, the Company completed 7 separate portfolio transactions, accounted for as business combinations, for total consideration of $13.2 million, comprised of $3.2 million cash paid, net of cash acquired, $5.0 million of contingent consideration, and $4.9 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company's expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the transaction date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair values of the assets acquired and liabilities assumed were based on the Company's estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $4.5 million was attributable to goodwill, $14.6 million was attributable to intangible assets and the remaining amount was attributable to other acquired assets and assumed liabilities which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for these transactions were not material to the Company’s consolidated statements of operations. Transaction costs associated with business combinations completed during the year were not material and were expensed as incurred.

The purchase price allocations for the portfolio transactions completed during the three months ended March 31, 2021 are preliminary, and the Company has not obtained and evaluated all of the detailed information necessary to finalize the opening balance sheet amounts in all respects. The Company recorded the purchase price allocations based upon information that is currently available. As of March 31, 2021, the total unallocated items were $12.5 million, recorded as a component of intangible assets, net in the consolidated balance sheet.

Fiscal 2020

During the year ended December 31, 2020, the Company completed 18 separate portfolio transactions, accounted for as business combinations, for total consideration of $7.5 million, comprised of $2.7 million cash paid, net of cash acquired, $3.6 million of contingent consideration, and $1.2 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company's expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the acquisition date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair values of the assets acquired and liabilities assumed were based on the Company's estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $5.5 million was attributable to goodwill, $5.3 million was attributable to intangible assets, and the remaining amount was attributable to other acquired assets and assumed liabilities which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for these transactions completed during the year ended December 31, 2020 were not material to the Company’s consolidated statements of operations. Transaction costs associated with business combinations completed during the year were not material and were expensed as incurred.

Fiscal 2019

On October 22, 2019, the Company completed its strategic acquisition of Wyndham Vacation Rentals North America, LLC ("Wyndham Vacation Rentals"), a vacation rental property management company with properties located throughout North America. The Company purchased 100% of the membership interests in Wyndham Vacation Rentals from Wyndham Destinations, Inc. The total purchase consideration of $157.6 million was comprised of the following (in thousands):

Fair Value
Cash consideration paid to Wyndham Destinations, Inc.	$156,404
Fair value of Vacasa's common stock units issued to Wyndham Destinations, Inc.	1,172
Total purchase consideration	$157,576

The acquisition was accounted for under the acquisition method of accounting. The following table summarizes the final allocation of fair value of assets acquired and liabilities assumed in the transaction (in thousands):

Amount
Cash	$42,429
Other current assets	9,838
Property, plant, and equipment	35,539
Identifiable intangible assets	79,247
Other assets	1,201
Total assets acquired	168,254
Current liabilities	(62,553)
Other liabilities	(2,677)
Total liabilities assumed	(65,230)
Net assets purchased	103,024
Goodwill	54,552
Total purchase consideration	$157,576

The Company's identifiable intangible assets acquired consisted of the following as of the acquisition date (in thousands):

	Estimated Useful Life	Fair Value
Trademarks and tradenames	2 years	$5,500
Database and listings	5 years	14,540
Favorable leasehold interests	2 years	127
Homeowner contracts	10 years	59,080
Total identifiable intangible assets		$79,247

Goodwill is primarily attributable to the assembled workforce and anticipated synergies and economies of scale expected from the integration of the acquired business. The goodwill balance is not expected to be deductible for U.S. income tax purposes. Third party acquisition costs of $1.3 million were expensed as incurred as a component of General and administrative expense in the consolidated statement of operations for the year ended December 31, 2019. The Company’s consolidated financial statements include the accounts of Wyndham Vacation Rentals starting as of the acquisition date.

Unaudited Supplemental Pro Forma Information

The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the Wyndham Vacation Rentals acquisition had it occurred at the beginning of fiscal 2019. Supplemental information on an unaudited pro forma basis is as follows (in thousands):

Year ended December 31, 2019
Revenue	$505,957
Net loss	(85,261)

The unaudited pro forma supplemental amounts have been calculated to reflect additional depreciation and amortization expense that would have been charged assuming the fair value adjustments to the acquired assets and assumed liabilities had been applied from the beginning of fiscal 2019 with the related tax effects.

Other Transactions

In addition to the Wyndham Vacation Rentals acquisition, the Company completed 30 separate portfolio transactions, accounted for as business combinations, for total consideration of $13.5 million, comprised of $1.1 million of cash paid net of cash acquired, $5.4 million of contingent consideration, and $7.0 million of deferred payments to sellers. The fair value of the contingent consideration was estimated utilizing an income approach and was based on the Company's expectation of achieving the contractually defined homeowner contract conversion and retention targets. The fair value of the deferred payments to seller recognized on the acquisition date was estimated by calculating the risk adjusted present value of the deferred cash payments. The fair value of the remaining assets and liabilities assumed were based on the Company's estimates and assumptions using various market, income, and cost valuation approaches. Of the total consideration for these transactions, $13.5 million was attributable to goodwill, $9.5 million was attributable to intangible assets, and the remaining amount was attributable to other acquired assets and assumed liabilities, which were not material. The intangible assets primarily consist of homeowner contract intangible assets amortized over 4 years. Pro forma and historical post-closing results of operations for transactions completed during the year ended December 31, 2019 were not material to the Company’s consolidated statements of operations. Transaction costs associated with business combinations completed during the year were not material and were expensed as incurred.

Note 4 - Fair Value Measurements

The following tables set forth the Company's financial assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$10,422	$10,422
Warrant derivative liabilities (Note 11)	—	—	$3,950	$3,950

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$—	$—	$7,681	$7,681
Warrant derivative liabilities (Note 11)	—	—	6,516	6,516

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total

	(unaudited)
Liabilities
Contingent consideration	$—	$—	$10,003	$10,003
Warrant derivative liabilities (Note 11)	—	—	$13,154	$13,154

The carrying amounts of certain financial instruments, including cash equivalents, restricted cash, accounts receivable, and accounts payable, approximate fair value due to their short-term maturities and are excluded from the fair value tables above.

Level 3 instruments consist of contingent consideration obligations related to companies acquired businesses and the Company's common unit and Series A preferred unit warrant derivative liabilities.

The contingent consideration obligations are record in accrued expenses and other current liabilities and other long-term liabilities on the consolidated balance sheets. The fair value of the contingent consideration is estimated utilizing an income approach and based on the Company's expectation of achieving the contractually defined homeowner contract conversion and retention targets at the acquisition date. The Company assesses the fair value of these obligations at each reporting date thereafter with any changes reflected as gains and losses in General and administrative expenses in the consolidated statements of operations. The charges for changes in fair value of the contingent consideration were not material for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020, and 2021 (unaudited), respectively.

Certain of the Company's common unit and Series A preferred unit warrants are classified outside of permanent equity as warrant derivative liabilities recorded in Accrued expenses and other current liabilities on the consolidated balance sheets. The warrant derivative liabilities are measured at fair value upon issuance and each reporting period thereafter. See further considerations of the warrants classified outside of permanent equity at Note 11 - Redeemable Convertible Preferred Units and Equity. Inputs used to determine the estimated fair value of the warrant derivative liabilities at each reporting period included remaining contractual term of the warrants, the risk-free interest rate, the volatility of comparable companies over the remaining term, and the fair value of the underlying units. The significant unobservable input used in the fair value measurement was the fair values of the underlying equity units.

During the third quarter of 2020, the Company's Series A preferred unit warrants were cashless exercised and the Company reclassified the warrant derivative liability of $4.1 million to Redeemable convertible preferred units in the consolidated balance sheets. The amount reclassified to redeemable convertible preferred units represented the fair value of the exercised Series A preferred unit warrants at the exercise date. See more information at Note 11 - Redeemable Convertible Preferred Units and Equity.

A reconciliation of the common unit and Series A preferred unit warrant derivative liabilities measured and recorded at fair value on a recurring basis using significant unobservable inputs is as follows (in thousands):

	Year ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Balance, beginning of period	$883	$3,950	$3,950	$6,516
Warrant derivative liabilities recorded upon extinguishment of debt	2,136	—	—
Change in fair value of warrant derivative liabilities included in earnings	931	6,637	(331)	6,638
Fair value of the warrants exercised during the period	—	(4,071)	—
Balance, end of period	$3,950	$6,516	$3,619	$13,154

Redeemable Convertible Preferred Units

The Company's redeemable convertible preferred units are probable of becoming redeemable in the future and are recorded at their maximum redemption amount, which is the greater of the original preferred unit issue price plus an amount equal to the preferred unpaid return or the then-current fair value, at each balance sheet date. The fair value of the redeemable convertible preferred units as of December 31, 2019 and 2020 and March 31, 2021 (unaudited) were estimated based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of units to external investors, volatility, time to liquidity, a risk-free interest rate, and an assumption for a discount for lack of marketability, where applicable. For more information, see Note 11 - Redeemable Convertible Preferred Units and Equity.

Note 5 - Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

		As of December 31,		As of March 31,
	Useful lives (years)	2019	2020	2021
				(unaudited)
Land	Indefinite	$11,612	$11,612	$11,612
Buildings and building improvements	12-35	9,063	9,084	9,085
Leasehold improvements	Shorter of estimated useful life or lease term	6,013	6,108	6,127
Computer equipment	3	6,518	7,376	7,792
Furniture, fixtures, and other	2-12	12,736	12,769	12,825
Vehicles	2-8	4,204	4,427	4,517
Internal-use software	4	30,271	38,150	39,098
Total		80,417	89,526	91,056
Less: Accumulated depreciation		(9,090)	(24,439)	(28,439)
Property and equipment, net		$71,327	$65,087	$62,617

Note 6 - Intangible Assets, Net and Goodwill

Intangible assets, net consisted of the following (in thousands):

	Weighted Average Useful	As of December 31, 2019
	Life Remaining (Years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Homeowner contracts	9	$79,600	$(8,419)	$71,181
Databases, photos, and property listings	4	17,712	(3,020)	14,692
Trade names	2	7,088	(1,370)	5,718
Other[1]	2	2,451	(1,248)	1,203
Total intangible assets		$106,851	$(14,057)	$92,794

	Weighted Average Useful	As of December 31, 2020
	Life Remaining (Years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Homeowner contracts	7	$80,835	$(17,097)	$63,738
Databases, photos, and property listings	3	18,159	(7,765)	10,394
Trade names	1	7,215	(4,454)	2,761
Other[1]	2	2,665	(2,132)	533
Total intangible assets		$108,874	$(31,448)	$77,426

	Weighted Average Useful	As of March 31, 2021
	Life Remaining (Years)	Gross carrying amount	Accumulated amortization	Net carrying amount

	(unaudited)
Homeowner contracts	7	$82,573	$(19,582)	$62,991
Databases, photos, and property listings	3	18,188	(8,781)	9,407
Trade names	1	7,261	(5,232)	2,029
Other[1]	2	15,140	(2,408)	12,732
Total intangible assets		$123,162	$(36,003)	$87,159

1 Other intangible includes HOA contracts, noncompete agreements, phone listings, website and domain names, beneficial lease rights and unallocated items related to recently completed acquisitions (see Note 3- Acquisitions for more information).

The Company's estimated future amortization of intangible assets is expected to be as follows:

Year ending December 31:	Amount
2021	$17,984
2022	14,852
2023	13,558
2024	7,728
2025	6,004
Thereafter	17,300
Total	$77,426

The following table summarizes the changes in the Company's goodwill balance (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Balance at the beginning of the year	$47,399	$115,914	$121,487
Acquisitions	68,027	5,486	4,523
Foreign exchange translation and other	488	87	(47)
Balance at the end of the year	$115,914	$121,487	$125,963

A substantial portion of the Company's goodwill pertains to the acquisition of Wyndham Vacation Rentals. The Company performed its annual goodwill impairment test on the first day of the fourth quarter for each year ended December 31, 2019 and 2020, respectively. The Company performed a qualitative impairment analysis at each annual impairment test date and concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount. As a result, no quantitative goodwill impairment test was required. There were no impairment charges in any of the periods presented in the consolidated financial statements. There have been no accumulated impairments to goodwill.

Note 7 - Leases

The Company leases certain field and corporate office facilities, vacation properties it controls and equipment from third parties with remaining lease terms ranging from 1 to 11 years. Many of the Company's leases include options to extend the lease term with varying terms. Certain leases include payment of executory costs such as property taxes, utilities, insurance and maintenance.

Rent expense recognized for each year was as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Costs of revenue	$12,961	$9,630	$3,491	$1,691
Operations and support	7,975	15,158	3,646	2,925
General and administrative	2,678	5,089	967	1,219
Total rent expense	$23,614	$29,877	$8,104	$5,835

Future minimum lease payments to be made by the Company for non-cancelable operating leases with an initial or remaining term greater than a year as of December 31, 2020 consisted of the following (in thousands):

Operating Leases
2021	$12,979
2022	10,617
2023	5,810
2024	5,006
2025	4,747
Thereafter	15,392
Total future minimum obligations	$54,551

Note 8 - Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Employee-related accruals	$14,559	$13,409	$15,922
Homeowner reserves	4,738	4,962	5,605
Warrant derivative liabilities	3,950	6,516	13,154
Current portion of acquisition liabilities	9,920	10,460	13,497
Other current liabilities	6,152	8,675	9,083
Total accrued expenses and other current liabilities	$39,319	$44,022	$57,261

Note 9 – Debt

The Company's long-term debt obligations consisted of the following (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Senior Secured Convertible Notes	$—	$112,793	$114,561
Other	1,016	764	764
Total debt	1,016	113,557	115,325
Less deferred financing costs	26	1,743	1,583
Less current maturities[1]	208	125	125
Long-term portion	$782	$111,689	$113,617

1 Current maturities of debt are recorded within other current liabilities on the consolidated balance sheets.

As of December 31, 2020, the future maturities of long-term debt, excluding deferred financing costs, consisted of the following (in thousands):

2021	$125
2022	125
2023	112,932
2024	125
2025	125
Thereafter	125
Total	$113,557

Facility B Convertible Term Loan

In September 2015, the Company entered into a Facility B Convertible Term Loan Agreement (“Term Loan”) with Partners for Growth IV, LP (PFG) providing for a term loan of $5 million. The initial term loan contained a provision, upon exercise within 30 days of a triggering event as defined in the agreement, PFG could modify the original term loan agreement to include a convertible feature allowing for conversion of the initial Term Loan into Series A preferred units at an issuance price of $1 per unit. On January 6, 2016, PFG exercised its option, and the Company recorded an additional debt discount for the conversion feature which was immaterial. The Term Loan maturity date was September 30, 2020. Borrowings under the Term Loan accrued interest at a fixed annual interest rate of 7.25% which was payable monthly. On November 7, 2019, the Company made a prepayment to pay off in full the $5.0 million principal balance of the Term Loan. In connection with the prepayment, the Company issued preferred unit warrants to PFG for the right to purchase up to 5,000,000 Series A preferred units. The fair value of the Series A preferred unit warrants of $2.1 million was recorded as a loss on debt extinguishment in Other income (expense), net on the consolidated statements of operations and as a component of Accrued expenses and other current liabilities on the consolidated balance sheets. For more information on the Series A preferred unit warrants issued, see Note 11 - Redeemable Convertible Preferred Units and Equity.

Senior Secured Convertible Notes

On May 21, 2020, the Company issued $108.1 million in aggregate principal amount of senior secured convertible notes (“D-1 Convertible Notes”) pursuant to the Note Purchase Agreement (“Purchase Agreement”), dated May 21, 2020. The total net proceeds from the D-1 Convertible Notes offering, after deducting debt issuance costs paid by the Company was $105.9 million. The proceeds of the D-1 Convertible Notes are being used to enhance our liquidity position and for general corporate purposes. The notes mature on June 20, 2023, unless earlier repurchased or converted in accordance with the terms of the Purchase Agreement. In addition, the Purchase Agreement provides that the Company may issue additional senior secured convertible notes (“D-2 Convertible Notes”) in the aggregate principal amount of up to $108.1 million, under certain conditions stipulated in the Purchase Agreement. Such D-2 Convertible Notes, if issued, will be convertible into the authorized Series D-2 preferred units at a rate of $0.50 per unit. As of December 31, 2020 and March 31, 2021 (unaudited), no D-2 Convertible Notes have been issued in accordance with the Purchase Agreement.

The D-1 Convertible Notes accrue cash interest daily at 3% per annum, payable annually in arrears on the anniversary date of the initial closing date. Upon the occurrence and during the continuance of an event of default, as defined in the Purchase Agreement, the cash interest rate will be increased by an amount equal to two (2) percent per annum. Additionally, the D-1 Convertible Notes accrue payment in kind interest fees (“PIK interest”) equal to 7% per annum, which shall be capitalized by adding the full amount of PIK interest to the principal balance on each anniversary date of the initial closing. As of December 31, 2020 and March 31, 2021 (unaudited), principal in the amount of $108.1 million was outstanding under the D-1 Convertible Notes. There was $4.7 million and $6.5 million cumulative PIK interest accrued for the D-1 Convertible Notes as of December 31, 2020 and March 31, 2021 (unaudited), respectively.

The D-1 convertible notes are guaranteed by the Company and its existing and future subsidiaries. The D-1 Convertible notes are secured by first priority lien on substantially all of the assets of the Company and guarantors.

The Company is permitted to prepay the D-1 Convertible Notes, in whole, but not in part, (a) at any time with the consent of the Purchasers holding at least 51% of the outstanding principal amount of the D-1 convertible notes at such time and (b) at the time of consummation of any Change in Control or Initial Public Offering (IPO) by written notice (a “Prepayment Notice”) to the Purchasers. Upon exercise of the prepayment feature in accordance with the Purchase Agreement, the Company is required to pay the outstanding principal balance of the D-1 Convertible Notes plus the applicable prepayment premium. The prepayment premium determined in accordance with the Purchase Agreement is the positive difference of (A) the product of (1) 1.5 multiplied by (2) the original principal amount the D-1 Convertible Notes minus (B) the sum of (1) outstanding principal (including, without limitation, any PIK Interest capitalized on or prior to the date of such prepayment or repayment) and interest plus (2) all Cash Interest and the amount of any principal, in the case of this clause (2), actually paid prior to such date.

At any time following the initial issuance, any purchaser of the D-1 Convertible Notes has the right, but not the obligation to, convert all or any portion of the principal of the D-1 Convertible Notes (including PIK interest capitalized), all accrued but unpaid interest and in connection with an change in control, IPO or payment, the discounted present value of all required remaining scheduled interest payments due on such notes from such date through maturity date, using a discount rate as defined by the Purchase Agreement, into Series D-1 preferred units at a conversion rate of $1 per unit. Additionally, at any time purchasers holding at least 51% of the outstanding principal amount of the D-1 Convertible Notes at the time, have the right, but not the obligation to, cause the entire outstanding amount to be converted into Series D-1 preferred units. As of December 31, 2020 and March 31, 2021 (unaudited), no amounts of the D-1 Convertible Notes had been converted into Series D-1 preferred units.

Paycheck Protection Program

In April 2020, we entered into a $10 million note payable with J.P. Morgan pursuant to the Paycheck Protection Program (“PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and returned the entire outstanding balance plus interest in May 2020.

Note 10 – Income Taxes

For financial reporting purposes, the domestic and foreign components of Losses before income taxes were as follows (in thousands):

	Year Ended December 31,
	2019	2020
United States	$(76,530)	$(83,232)
Foreign	(8,418)	(9,421)
Total	$(84,948)	$(92,653)

Income tax benefit consists of the following (in thousands):

	Year Ended December 31,
	2019	2020
Current:
Federal U.S.	$—	$14
State and local	2	110
Foreign	(1)	117
	1	241
Deferred and other:
Federal U.S.	—	—
State and local	—	(223)
Foreign	(77)	(333)
	(77)	(556)
Total tax benefit	$(76)	$(315)

Effective Income Tax Rate

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Year Ended December 31,
	2019	2020
Income tax expense (benefit) at federal statutory rate	21%	21%
Increase (decrease) in tax rate resulting from:
Effect of flow-through entity	(21)%	(21)%
Income tax expense (benefit)	—%	—%

Our effective tax rate for the years ended December 31, 2019 and 2020, differs from the U.S. federal statutory rate of 21% due primarily to the effect of flow-through entity for which the taxable income or loss is allocated to the members.

Deferred Tax Assets and Liabilities

Deferred income tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred Tax Assets:
NOL and tax credit carryforwards	$259	$704
Reserves and accruals not currently deductible for tax purposes	63	96
Goodwill and other intangibles - DTA	865	902
Other - DTA	—	29
Gross deferred tax assets	1,187	1,731
Less: valuation allowance	(1,125)	(1,672)
Total deferred tax assets	$62	$59
Deferred Tax Liabilities:
Property, plant and equipment	(5)	(46)
Goodwill and other intangibles - DTL	(1,549)	(1,218)
Other - DTL	(10)	(3)
Total deferred tax liabilities	$(1,564)	$(1,267)
Net deferred tax liability[1]	$(1,502)	$(1,208)

1 The net deferred tax liability is recorded primarily within Other long-term liabilities on the consolidated balance sheets.

For the year ended December 31, 2020, the change in valuation allowance of $0.5 million was recorded to Income tax benefit in the consolidated statement of operations. Taxable income or loss from Vacasa Holdings LLC is passed through to and included in the taxable income of its members.

Operating Loss and Tax Credit Carryforwards

The Company has tax NOL carryforwards related to its domestic operations of approximately $0.9 million and $3.0 million as of December 31, 2019 and 2020, respectively. The deferred tax assets related to these NOLs are carried forward indefinitely until the loss is fully recovered.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. With few exceptions, as of December 31, 2020, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2017.

Note 11 - Redeemable Convertible Preferred Units and Equity

Redeemable convertible preferred units

The following tables present the Company’s authorized and outstanding redeemable convertible preferred units (in thousands except per unit amounts):

	As of December 31, 2019
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference
Series A	35,000	30,000	$1.00	$42,143	$36,465
Series B	69,933	69,933	1.48	124,325	115,437
Series B-2	47,000	32,000	2.00	69,701	68,056
Series C	105,992	95,686	2.64	255,164	255,164
Series C-1	27,985	27,985	1.85	55,458	52,239
Series C-2	8,706	8,706	1.98	18,214	17,412
Total	294,616	264,310		$565,005	$544,773

	As of December 31, 2020
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference
Series A	35,000	33,107	1.00	$68,334	$38,288
Series B	69,933	69,933	1.48	175,416	121,209
Series B-2	47,000	32,000	2.00	94,261	71,459
Series C	105,992	95,686	2.64	330,071	267,922
Series C-1	28,256	28,256	1.85	78,656	54,850
Series C-2	8,706	8,706	1.98	25,241	18,283
Series D-1	150,000	—	—	—	—
Series D-2	300,000	—	—	—	—
Total	744,887	267,688		$771,979	$572,011

	As of March 31, 2021
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Carrying Value	Aggregate Liquidation Preference

	(unaudited)
Series A	35,000	33,107	1.00	$111,688	$38,767
Series B	69,933	69,933	1.48	278,827	122,724
Series B-2	47,000	32,000	2.00	145,965	72,352
Series C	105,992	95,686	2.64	498,036	271,271
Series C-1	28,256	28,256	1.85	124,083	55,536
Series C-2	8,706	8,706	1.98	39,481	18,511
Series D-1	150,000	—	—	—	—
Series D-2	300,000	—	—	—	—
Total	744,887	267,688		$1,198,080	$579,161

On October 22, 2019, the Company sold and issued an aggregate of 95,686,490 units of Series C preferred units, 28,255,455 units of Series C-1 preferred units and 8,706,402 units of Series C-2 preferred units in exchange for gross proceeds of $252.8 million, $51.7 million and $17.2 million, respectively. The preferred unit issuance costs for the Series C, C-1 and C-2 preferred units were $6.9 million, $1.4 million, and $0.5 million, respectively. Additionally, in December 2020, the Company sold and issued an aggregate of 270,387 units of Series C-1 preferred units to a certain director of the Company in exchange for gross proceeds of $0.5 million.

On May 21, 2020, concurrent with the issuance of the D-1 Convertible Notes, the Company authorized the issuance of up to 150,000,000 Series D-1 preferred units and 300,000,000 Series D-2 preferred units. As of December 31, 2020, no Series D-1 or D-2 preferred units were issued and outstanding. See more information regarding the issuance of the D-1 Convertible Notes in Note 9 - Debt.

The Company classifies its issued Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, Series C-2 preferred units, Series D-1 preferred units and Series D-2 preferred units (collectively the “Redeemable Convertible Preferred Units”) as temporary equity within the Company’s consolidated balance sheets because the instruments contain redemption and liquidation rights that are not solely within control of the Company. In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company adjusts the carrying values of the Redeemable Convertible Preferred Units to their maximum redemption values at the end of each reporting period. The Company recorded adjustments of $42.2 million, $202.4 million, $(13.4) million, and $426.1 million, to measure its Redeemable Convertible Preferred Units to their maximum redemption values during the years ended December 31, 2019 and 2020, and the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC (“LLC Agreement”), the rights, preferences and privileges of the holders of the Company’s Redeemable Convertible Preferred Units at December 31, 2020 are as follows:

Voting

Each holder of a preferred unit shall have the right to one vote, for each common unit into which such redeemable convertible preferred unit is then convertible, on any matter requiring approval of such units. Except as provided by law or the provisions of the Company’s LLC Agreement, the holders of the redeemable convertible preferred units and holders of common units shall vote together on all matters as a single class.

The Company’s board consists of up to 8 members. The holders of the redeemable convertible preferred units and common units currently have the right to select the Company’s Board of Managers (the “Board) as follows:

(a)	As long as 25% of the Series A preferred units remain outstanding, Series A preferred units shall be entitled to designate 1 manager;
(b)	As long as 25%% of the Series B preferred units and Series B-2 preferred units remain outstanding, the holders of a majority of the Series B preferred units and Series B-2 preferred units, voting together as a single class, shall be entitled to designate 1 manager;
(c)	As long as 25%% of the Series C preferred units remain outstanding, the holders of the majority of the Series C, Series C-1 and Series C-2 preferred units, voting together as a single class shall be entitled to designate 1 manager;
(d)	As long as the primary Series C investor holds at least 107,381,986 of Series C preferred units on an as-converted basis or 50% of the issued and outstanding D-1 and D-2 preferred units, the investor shall be entitled to designate 1 manager;
(e)	the holders of a majority of the convertible preferred units (voting together as a single class and on an as-converted basis) shall be entitled to designate 1 manager;
(f)	the holders of the majority of the common units (voting separately as a class and not on an as converted basis with the redeemable convertible preferred units) shall be entitled to designate 2 managers one of which is the founder manager;
(g)	One manager shall be the then-current Chief Executive Officer of the Company

Preferred Return

The holders of the Redeemable Convertible Preferred Units are entitled to receive a preferred return ("Preferred Return") accruing on such preferred unit on a daily basis, from the date of issuance at the rate of 5% per annum on the applicable preferred unit issue price and shall be compounded annually.

Liquidation

In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, or “Deemed Liquidation Event” (as defined below) (collectively, a “Liquidation Event”), after payment of, or other adequate provision for, the debts and obligations of the Company, the Company will distribute the net proceeds or assets available for distribution, whether in cash or in other property, to the holders of the Redeemable Convertible Preferred Units before payment to the holders of the common units or vested employee equity units, subject to a participation threshold. On a Liquidation Event, the holders of redeemable convertible preferred units are entitled to be paid an amount equal to the total unpaid Preferred Return on each preferred unit held by each holder and, following payment of the Preferred Return, holders of Redeemable Convertible Preferred will be entitled to receive their applicable original issue price per preferred unit. Following payment of the Preferred Return and original issue price, holders of Redeemable Convertible Preferred Units, common units and vested employee equity units (subject to achievement of the applicable participation threshold), will be entitled to receive a payment catch up to the highest Preferred Return payment received by a holder (the "Preferred Return Catch-up"). In the event the Company has insufficient assets to pay the holders of units of Redeemable Convertible Preferred Units the full liquidation preference, the holders of Redeemable Convertible Preferred Units would be paid ratably in proportion to the full amounts to which they would otherwise be entitled. Any assets of the Company remaining after payment of the above liquidation preference to the holders of Redeemable Convertible Preferred Units will be distributed to holders of Redeemable Convertible Preferred Units, common units, and vested employee equity units in accordance with the Company’s LLC Agreement.

A “Deemed Liquidation Event” means (A) any merger, consolidation, recapitalization or sale of the Company, transfer or issuance of units or other transaction or series of related transactions, in each case, in which the members immediately prior to such transaction or permitted holders do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction; (B) the sale, distribution, lease, transfer, exclusive license or other disposition by the Company or any subsidiary of the Company of all or substantially all the assets of the company and its Subsidiaries taken as a whole, or the sale or disposition of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; (C) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (D) any bankruptcy or insolvency admission or proceeding.

Conversion

Each redeemable convertible preferred unit is convertible, at the option of the holder, into common units as determined by dividing the redeemable convertible preferred units issue price per unit by the conversion price in effect at the time of conversion. The conversion price for each of the Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, and Series C-2 preferred units, giving effect to the issuance and sale of the senior secured convertible D-1 notes, is $1.00, $1.3883, $1.8090, $2.3281, $1.6870, and $1.7939 per unit. The conversion price for each class of redeemable convertible preferred units is subject to adjustments for any subdivision or combination of common units, reclassification, exchange and substitution of the redeemable convertible preferred units into the same or a different number of securities, and applicable dilutive issuances, in effect on the date of the conversion. However, any adjustments made to the conversion price of the redeemable convertible preferred units may be waived either prospectively or retroactively and either generally or in a particular instance, by written consent of holders of 55% or more of the respective series of redeemable convertible preferred units then issued and outstanding, voting together as a single class, on an as-converted basis.

Under the terms of the Company’s LLC Agreement, Redeemable Convertible Preferred Units shall automatically be converted into common units upon the occurrence of specific events, including a firm commitment underwriting public offering (“Qualified Public Offering”) with aggregate net proceeds of not less than $100,000,000 and the price offered for each Series C preferred unit, is at least equal to one and one-half multiplied by the Series C preferred issue price (subject to adjustments for distributions, splits, combinations and similar events) or (ii) the written consent of the holders of a majority of the outstanding units of such series of redeemable convertible preferred units.

Redemption

Certain investors holding the majority of the Series B preferred units, Series B-2 preferred units, and Series C preferred units hold the right to elect to require the Company to redeem all or a portion of such units by providing written request delivered any time on or after October 22, 2022 and such time as no senior secured convertible D-1 and D-2 notes remain outstanding. The same right will be held by the Series D-1 and D-2 preferred units, if any senior secured convertible D-1 and D-2 notes are converted. Such election is to be made in writing by the holders of the respective redeemable convertible preferred units, detailing the number of Series B preferred units, Series B-2 preferred units, Series C preferred units, Series D-1 preferred units, and Series D-2 preferred units to be redeemed (“Redemption Triggering Notice”). Upon delivery of a Redemption Trigger Notice by the holders of redeemable convertible preferred units with redemption rights, each holder of Series A preferred units, Series B preferred units, Series B-2 preferred units, Series C preferred units, Series C-1 preferred units, and Series C-2 preferred units, Series D-1 preferred units and Series D-2 preferred units can elect to redeem all or a portion of the holder’s preferred units on a pari passu basis with the Series B preferred units, Series B-2 preferred units, Series C preferred units, Series D-1 preferred units and Series D-2 preferred units initially redeemed ("tag along rights"). After the initial redemption, each redeemable convertible preferred unit holder could require the Company to redeem, out of all available assets of the Company, all or a portion of the redeemable convertible preferred units held by such preferred unit holder which had not been converted into common units in accordance with the terms of the agreement. The Company shall redeem the respective redeemable convertible preferred units by paying in cash the amount equal to or greater of the preferred unit issue price plus an amount equal to the preferred unpaid return and the fair market value in respect of such redeemable convertible preferred unit. The Redeemable Convertible Preferred Units have been adjusted to their maximum redemption value at the end of each reporting period.

Preferred Unit Warrants

In connection with the termination of the Company’s Facility B Convertible Term Loan, on November 6, 2019, the Company issued Series A preferred unit warrants (the “Series A Preferred Unit Warrants”), which allowed the holder to purchase 5,000,000 units of the Company’s Series A preferred units with an exercise price of $1.00 per Series A preferred unit. The warrants had an expiration date of September 30, 2020. The fair value of the warrants on the issuance date of $2.1 million was recorded as a loss on debt extinguishment with a corresponding amount recorded to Accrued expenses and other current liabilities in the consolidated balance sheets. The warrants were initially recorded as a warrant derivative liability due to the underlying Series A preferred units being classified as temporary equity and measured at fair value each reporting date. The warrants are measured at fair value each period with changes in fair value recorded in Other income (expense), net in the consolidated statements of operations. On September 2, 2020, the Series A Preferred Unit Warrants were cashless exercised for 3,107,279 Series A preferred units. Upon exercise, the Company reclassified the related warrant derivative liability to the Series A preferred unit balance in temporary equity on the consolidated balance sheet.

Common Units

As of December 31, 2020, the Company is authorized to issue 3,250,000,000 common units. As of December 31, 2019 and 2020, and March 31, 2021 (unaudited), the Company had 176,824,152, 176,824,152, and 176,889,152 of common units are issued and outstanding at the end of each period. Each common unit entitles the holder to one vote on all matters subject to vote by the unit holders.

The Company had common units reserved for issuance as follows (in thousands):

	As of December 31,		As of March 31,
	2019	2020	2021
			(unaudited)
Conversion of outstanding redeemable convertible preferred units	288,798	292,201	292,201
Unit appreciation rights issued and outstanding	17,358	13,345	13,492
Series A preferred unit warrants outstanding	5,000	—	—
Conversion of Series D-1 convertible notes	—	114,820	117,349
Exercise and conversion of common unit warrants	7,453	7,453	7,453
Total	318,609	427,819	430,495

Common Unit Warrants

On September 9, 2015, the Company issued an investor, in connection with a borrowing arrangement, common unit warrants to purchase 937,077 common units at an exercise price of less than $0.01 per unit. Additionally, on March 28, 2017, the Company issued the investor additional common unit warrants to purchase up to an additional 1,086,000 of common units at an exercise price of $0.01 per unit. The common unit warrants expire on September 9, 2022 and March, 28, 2026, respectively. These warrants are classified within permanent equity. Upon expiration or other certain events, these warrants will automatically convert into common units, as stipulated in the warrant agreement.

On December 31, 2015, the Company issued a certain investor, in connection with the issuance of the Series A preferred units, common unit warrants to purchase 5,430,000 common units at an exercise price of less than $0.01 per unit. The common unit warrants expire on December 31, 2025. These warrants are liability classified under ASC 815-40, Contracts in Entity’s Own Equity, as the warrants contain certain provisions that result in the holder receiving additional common units upon exercise as a result of the Company issuing any equity securities after the initial issuance of the warrants. The warrant derivative liability is recorded in Accrued expenses and other current liabilities on the consolidated balance sheets. The warrants will continue to be measured at fair value each period until exercised. If the Holder has not exercised the warrants prior to the closing of a Deemed Liquidation Event or an initial public offering or as of the expiration date, then the Warrants will be deemed to be exercised in full through a cashless exercise, in which case the holder would receive upon such exercise the net number of common units, determined taking into account the fair market value of the common unit, exercise price of warrants, and the number of common units that would be issuable upon exercise of the warrants.

Note 12 – Equity-Based Compensation

Equity Incentive Plans

2016 Equity Incentive Plan

In 2016, the Company adopted the Vacasa LLC 2016 Equity Compensation Incentive Plan (the “2016 plan”). A total of 20,000,000 common units are reserved for issuance under the 2016 plan. As of December 31, 2020, 6,655,486 common units remained available for issuance under the 2016 plan. The 2016 plan provides for the issuance of unit appreciation rights (“UARs”) and incentive units. Upon completion of the Reorganization on May 21, 2020 described in Note 2 - Significant accounting policies, the 2016 plan and all outstanding awards granted under the 2016 plan were assumed by the Company. The plan was renamed to the Vacasa Holdings LLC 2016 Equity Compensation Incentive Plan. No changes were made to the terms of the granted awards assumed under the 2016 plan.

Unit Appreciation Rights

Unit appreciation rights (“UARs”) represent the right to receive the gain in the fair market value of a common unit of the Company between the grant date of the UAR and the exercise date for the number of units to which the right is exercised. Upon exercise, at the discretion of the Company, the increase in fair value may be paid in the combination of cash (or cash equivalents), common units, or other property. The Company accounts for the awards as equity awards, as the Company has the intent and ability to settle such awards in common units.

The UARs vest upon the satisfaction of both a service-based and a liquidity-event performance-based requirement. The service-based vesting condition for the awards is generally satisfied over four years. The liquidity-based vesting condition is satisfied upon (i) a change in control or (ii) six (6) months following an initial public offering (IPO) as defined in the Company’s incentive plan. The UARs vest on the first date upon which both the service-based and liquidity-event performance-based requirements are satisfied. To exercise a UAR, the holder must provide notice of exercise in accordance with the award agreement. The UARs have a term of 10 years from the date of grant. The Company accounts for forfeitures as they occur.

As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), the Company concluded that the liquidity-event performance-based vesting condition had not been met nor was it probable of being satisfied. As a result, the Company has not recorded any equity-based compensation expense to date for any UARs with a liquidity-event performance-based vesting condition. In the period in which the liquidity-event performance-based condition becomes probable, the Company will record a cumulative catch-up expense for the service period completed to such date and will begin recording equity-based compensation expense using the accelerated attribution method, net of forfeitures, based on the grant-date fair value of the UARs for awards where the service period is not complete. As of December 31, 2020 and March 31, 2021 (unaudited), total unrecognized equity-based compensation expense for the UAR awards with both a liquidity-event performance-based vesting condition and service-based vesting condition was $0.6 million and $1.0 million, respectively. The unrecognized equity-based compensation will be recognized upon both the liquidity-event performance-based vesting conditions and service-based conditions being met.

The fair value of the UARs granted have been estimated using an option-pricing model with the following assumption ranges:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

(unaudited)
Expected volatility	31.0% - 32.4%	36.2% - 45.6%	31.0% - 36.2%	45.6% - 55.0%
Dividend yield	—%	—%	—%	—%
Expected term (in years)	3.0	2.3 - 3.1	3.0 - 3.1	0.6 - 2.3
Risk-free rate	1.5% - 2.5%	0.1% - 0.2%	0.1% - 1.5%	0.0% - 0.2%
Marketability discount	29.1% - 29.9%	23.4% - 39.7%	29.1% - 39.7%	22.3% - 23.4%

A summary of UAR activity was as follows::

Unit Appreciation Rights	Units (000s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Balance as of December 31, 2019	17,358	$1.07	7
Granted	2,451	$1.13	10
Exercised	—	$—	—
Forfeited or expired	(6,464)	$1.10	7
Balance as of December 31, 2020	13,345	$1.07	7
Granted (unaudited)	328	$1.44	10
Exercised (unaudited)	—	$—	—
Forfeited or expired (unaudited)	(181)	$1.17	8
Balance as of March 31, 2021 (unaudited)	13,492	$1.07	7

The following table summarizes information regarding UARs granted during each period:

	Years Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Number of UARs granted (000s)	4,988	2,451	650	328
Weighted average grant-date fair value per UAR	$0.04	$0.16	$0.03	$1.40

Profit Interest Units (Employee Equity Units)

On May 21, 2020, the Company’s board of directors formed Vacasa Employee Holdings LLC (“Employee Holdings LLC”) which was established to issue profit interest units to certain executives and board members in Employee Holdings LLC. A total of 60,000,000 profit interest units were initially reserved for issuance. As of December 31, 2020 and March 31, 2021 (unaudited), 25,958,026 and 21,411,801 Employee Equity Units remained available for issuance, respectively. When profit interest units of Employee Holdings LLC are issued to certain employees and board members of the Company, the Company issues a corresponding profit interest unit in the form of Employee Equity Units to Employee Holdings LLC. The cancellation or forfeiture of any Employee Holdings’ profit interest units automatically results in a decrease in an equal number of the Company’s Employee Equity Units. The Company accounts for forfeitures as they occur. A holder of a vested profit interest unit participates in excess earnings of the Company above the established participation threshold per the amended and restated LLC agreement of the Company.

Employee Equity Units are subject to a time-based vesting condition. The time-based vesting condition is generally over four years with 25% vesting on the one year anniversary of the vesting commencement date of the award, followed by 1/48th of the remaining units vesting monthly over three years. The fair value of each grant was estimated on the date of the award using an option pricing model with the following assumption ranges:

	Year Ended December 31,	Three Months Ended March 31,
	2020	2021
(unaudited)
Expected volatility	36.2% - 45.6%	45.6% - 55.0%
Dividend yield	—%	—%
Expected term (in years)	2.3 - 3.1	0.6 - 2.3
Risk free rate	0.1% - 0.2%	0.0% - 0.1%
Marketability discount	23.4% - 39.7%	23.4% - 26.6%

A summary of Employee Equity Units is as follows:

	Number of Units (000s)	Weighted-Average Grant Date Fair Value
Unvested balance as of December 31, 2019	—	$—
Units granted	34,042	$0.26
Units vested	(14,272)	$0.23
Units forfeited or cancelled	—	$—
Unvested balance as of December 31, 2020	19,770	$0.29
Units granted (unaudited)	4,546	$1.65
Units vested (unaudited)	(2,325)	$0.27
Units forfeited or cancelled (unaudited)	—	$—
Unvested balance as of March 31, 2021 (unaudited)	21,991	$0.57

As of December 31, 2020 and March 31, 2021 (unaudited), there was $5.6 million and $12.4 million of unrecognized compensation expense related to unvested Employee Equity Units, which is expected to be recognized over a weighted-average period of 2 years and 3.1 years respectively.

As noted above, the Company estimated the fair value of the Employee Equity Units on the date of grant using an option pricing model which uses the expected option term, unit price volatility and the risk-free interest rate. The expected option term assumption reflects the period for which the Company believes the awards will remain outstanding. The Company's computation of expected volatility is based on the historical volatility of selected comparable publicly traded companies over a period equal to the expected term of the award. The risk-free interest rate reflects the U.S. Treasury yield curve for a similar instrument with the same expected term in effect at the time of the grant.

Equity-Based Compensation Expense

The Company classifies equity-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. The Company recorded equity-based compensation expense for the periods presented in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Cost of revenue	$—	$—	$—	$—
Operations and support	—	252	—	31
Technology and development	—	641	—	167
Sales and marketing	—	372	—	239
General and administrative	69	2,084	—	406
Total equity-based compensation expense	$69	$3,349	$—	$843

Note 13 – Net Loss Per Common Unit

The Company uses the two-class method when computing net loss per common unit as the Company's redeemable convertible preferred units meet the definition of a participating security. The two-class method determines net loss per common unit and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings available to common unit holders for the period to be allocated between common unit and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. Accordingly, in periods in which the Company reports a net loss or a net loss attributable to common units resulting from preferred unit dividends, net losses are not allocated to participating securities. The Company reported a net loss attributable to common unit holders for all periods presented.

Basic net loss per common unit is computed by dividing the net loss attributable to common unit holders by the weighted-average number of units of common units outstanding for the period. The diluted net loss per common unit is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per unit attributable to common unit holders is the same as basic net loss per unit attributable to common unit holders, because potentially dilutive common units are anti-dilutive.

The following table presents the calculation of basic and diluted net loss per unit (in thousands, except per unit data):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

Numerator			(unaudited)
Net loss	$(84,872)	$(92,338)	$(36,936)	$(49,293)
Remeasurement of redeemable convertible preferred units	(42,186)	(202,433)	13,439	(426,101)
Net loss attributable to common unit holders	$(127,058)	$(294,771)	$(23,497)	$(475,394)

Denominator
Weighted average units used to compute net loss per unit attributable to common units—basic and diluted	173,408	176,824	176,824	176,879
Net loss per common unit, basic and diluted	$(0.73)	$(1.67)	$(0.13)	$(2.69)

As of December 31, 2019 and 2020 and March 31, 2020 and 2021 (unaudited), UARs to be settled in up to 17,358,445, 13,344,514, 15,556,598 and 13,492,410 common units were excluded from the table below because the units are subject to performance conditions that were not archived as of this date. The following outstanding units of common stock equivalents were excluded from the computation of the diluted net loss per unit for the periods presented because their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021

			(unaudited)
Common unit warrants outstanding	7,453	7,453	7,453	7,453
Series A preferred unit warrants outstanding	5,000	—	5,000	—
Conversion of Series D-1 convertible notes	—	114,820	—	117,349
Redeemable convertible preferred units outstanding	288,798	292,201	288,798	292,201
Total	301,251	414,474	301,251	417,003

Note 14 – Commitments and Contingencies

Leases

See Note 7 - Leases .

Regulatory Matters and Legal Proceedings

The Company’s operations are subject to dynamic regulatory laws, varying by jurisdiction. In addition, the Company has been and is currently a party to various legal proceedings, including employment and general litigation matters, which arise in the ordinary course of business. Such proceedings and claims can require the expenditure of significant company resources, both financial and operational.

Regulatory Matters

The Company’s core business operations consist of the management of short-term vacation rental stays, with such operations subject to local city and county ordinances, together with various state, U.S. and foreign laws, rules and regulations. Such laws are complex and subject to change, and in several instances, jurisdictions have yet to codify or implement applicable laws. Other ancillary components of the Company’s business activities include the management of long-term rental stays, HOA management and real estate activity. In addition to laws governing the aforementioned business lines, the Company must comply with laws in relation to travel, tax, privacy and data protection, intellectual property, competition, health and safety, consumer protection, employment and many others. These business operations expose the Company to inquiries and potential claims related to its compliance with applicable laws and regulations. Given the shifting landscape with respect to the short-term rental laws, changes in law or the implementation of new laws could have a material impact on the Company’s business.

Tax Matters

Some states and localities in the United States and elsewhere in the world impose transient occupancy or lodging accommodations taxes (“Lodging Taxes”) on the use or occupancy of lodging accommodations or other traveler services. The Company collects and remits Lodging Taxes in around 1,000 jurisdictions on behalf of its hosts. Such Lodging Taxes are generally remitted to tax jurisdictions within a 30 day period following the end of each month, quarter, or year end.

As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), the Company had an obligation to remit Lodging Taxes collected from guests who had stayed in these jurisdictions totaling $5.3 million, $9.1 million, and $13.0 million, respectively. These payables are recorded in Hospitality and sales taxes payable on the consolidated balance sheets.

The Company’s potential obligations with respect to Lodging Taxes could be affected by various factors, which include, but are not limited to, whether the Company determines, or any tax authority asserts, that the Company has a responsibility to collect lodging and related taxes on either historical or future transactions or by the introduction of new ordinances and taxes which subject the Company’s operations to such taxes. The Company is under audit and inquiry by various domestic and foreign tax authorities with regard to non-income tax matters. The subject matter of these contingent liabilities primarily arises from the Company’s transactions with its homeowners, guests, and service contracts. The disputes involve the applicability of transactional taxes (such as sales, value-added, information reporting, and similar taxes) to services provided. The Company has estimated liabilities in a certain number of jurisdictions with respect to state, city, and local taxes related to lodging where management believes it is probable that the Company has additional liabilities, and the related amounts can be reasonably estimated. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), accrued obligations related to these estimated taxes, including estimated penalties and interest, totaled $2.8 million, $7.6 million, and $7.5 million, respectively. Due to the inherent complexity and uncertainty of these matters and judicial processes in certain jurisdictions, the final outcomes may exceed the estimated liabilities recorded.

Refer to Note 10 - Income Taxes, for further discussion on other tax matters.

Litigation

The Company has been and is currently involved in litigation and legal proceedings and subject to legal claims in the ordinary course of business. These include legal claims asserting, among other things, commercial, competition, tax, employment, pricing, discrimination, consumer, personal injury, and property rights. As of December 31, 2020, March 31, 2021 (unaudited), and as of the filing of these financial statements, the Company was not involved in any material legal proceedings.

In the future, we may become party to additional legal proceedings that may subject the Company to monetary damage awards, fines, penalties, and/or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect the Company’s business, results of operations, and financial condition. The outcomes of legal proceedings are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, the Company believes based on its current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows.

The Company establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent management’s best estimate of probable losses. Such currently accrued amounts are not material to the Company’s consolidated financial statements. However, management’s views and estimates related to these matters may change in the future, as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on the Company’s business, results of operations, financial condition, or cash flows. Legal fees are expensed as incurred.

Homeowner Protection Coverage

The Company offers an Accommodations Protection Program (the "Program") that covers the Company and the homeowner for up to $1 million per occurrence for liability arising from bodily injury or property damage suffered by a guest or a guest’s invitees at a vacation rental property managed by the Company. The Program also covers up to $1 million per occurrence for guest-caused damage to a covered property and up to $20,000 per occurrence for damage to contents. Program coverage applies only to covered incidents that occur during the period of a confirmed rental reservation for the property that is booked through the Company. The Program is administered by a third-party insurer under a commercial liability insurance policy and is subject to the policy terms and Program rules that are in effect at the time of an occurrence. The Program includes various market-standard conditions, limitations, and exclusions. Homeowners who sign a new vacation rental services agreement with the Company are automatically enrolled in the Program and charged a fixed amount per night of each confirmed vacation rental stay. A homeowner may opt out of the Program at any time by obtaining insurance coverage that covers use of the home as a vacation rental and completing an opt-out form. If an owner opts out of the Program, the homeowner's insurance policies become primary for all occurrences and incidents that happen in or about the home.

Indemnification

As a matter of ordinary course, the Company provides indemnification clauses in commercial agreements where appropriate, in accordance with industry standard. As a result, the Company may be obligated to indemnify third parties for losses or damages incurred in connection with the Company’s operations or its non-compliance with contractual obligations. Additionally, the Company has entered into indemnification agreements with its officers and directors and its operating agreement contains certain indemnification obligations for officers and directors. It is not possible to determine the aggregate maximum potential loss pursuant to the aforementioned indemnification provisions and obligations due to the unique facts and circumstances involved in each particular situation.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through May 12, 2021, which represents the date the annual consolidated financial statements were available for issuance.

On April 1, 2021, the Company completed the strategic acquisition of TurnKey Vacation Rentals, Inc. (“TurnKey”), a provider of property management and marketing services for residential real estate owners in the United States. The acquisition of TurnKey expands the Company’s footprint of vacation properties under management in current and adjacent markets. Pursuant to the acquisition agreement, the Company acquired the operations of TurnKey for cash consideration of $45 million and common units with a fair value of approximately $405 million. The purchase price is subject to adjustment for certain working capital adjustments and post-closing adjustments. The Company will account for this acquisition in accordance with ASC 805, Business Combinations, which requires the assets acquired and the liabilities assumed to be measured at fair value at the date of the acquisition. The initial accounting and fair value measurements of the purchase consideration transferred, assets acquired, and liabilities assumed necessary to develop the purchase price allocation are not yet completed. The Company expects to record a material amount of intangible assets, primarily homeowner contracts, and goodwill in the second quarter of 2021.

On April 1, 2021, the Company amended and restated its limited liability company agreement ("LLC agreement") to create new classes of common units including Class A common units, Class B common units and Class C common units. Additionally the Company created Class B Employee Equity Units and Class C Employee Equity Units. The Company is authorized to issue 161,518,057 of Class A common units, 3,250,000,000 Class B common units, 60,000,000 Class B Employee Equity Units, zero Class C common units, and 21,411,801 Class C Employee Equity Units. The Company’s previously outstanding common units and Employee Equity Units were converted into Class B common units and Class B Employee Equity Units on a 1:1 basis. No changes were made to the total number of authorized and outstanding convertible redeemable preferred units, common unit warrants or UARs outstanding. The Company’s Redeemable Convertible Preferred Units, common unit warrants and UARs will convert into Class B common units. The historical investors of TurnKey received 161,518,057 Class A common units in connection with the business acquisition described above. Each Class A, Class B and Class C common unit entitles the holder to one vote on all matters subject to vote by the unit holders. The Company’s Redeemable Convertible Preferred Units vote on an as-converted basis with the Class A, Class B and Class C common units.

Additionally, upon closing of the TurnKey acquisition, the Company amended its LLC agreement to remove the redemption provisions that allowed the holders of the majority of the Company’s redeemable convertible preferred units to require the Company to redeem all or a portion of such units for cash or other assets of the Company on or after October 22, 2022 and such time as no senior secured convertible D-1 and D-2 notes remain outstanding. As a result of the modification, the Company’s convertible redeemable preferred units will no longer be recorded at their maximum redemption value at the end of each reporting period. The Company will continue to record the convertible redeemable preferred units in temporary equity due to liquidation rights that are not solely in control of the Company.

Note 16 - Subsequent Events (Unaudited)

The Company has evaluated for additional subsequent events after May 12, 2021 through June 11, 2021, the date the unaudited interim consolidated financial statements were available for issuance.